Exhibit 10.2

LATTICE SEMICONDUCTOR CORPORATION

2023 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT (PERFORMANCE-BASED)

Unless otherwise defined herein, the terms defined in the Lattice Semiconductor Corporation 2023 Equity Incentive Plan (the “Plan”)1 will have the same defined meanings in this Restricted Stock Unit Award Agreement (Performance-Based), and the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, the Performance Matrix, attached hereto as Exhibit B, and the Country Addendum attached hereto as Exhibit C, all of which are made a part of this document (together, the “Award Agreement”).

NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Participant

Participant I.D.

Grant Number

Grant Date

Vesting Commencement Date

Target Number of RSUs

Maximum Number of RSUs

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan, this Award Agreement, any policy adopted by the Board or any Committee, or any other written agreement authorized by the Administrator between Participant and the Company (or any Parent or Subsidiary of the Company, as applicable) governing the terms of this Award, the number of Restricted Stock Units that will become eligible to vest according to the vesting schedule below (“Eligible RSUs”) will depend upon achievement of the performance goals set forth in the Performance Matrix (the “Performance Goals”), attached hereto as Exhibit B, during the Performance Period (as defined below). Before the Participant ceases to be a Service Provider, any fractional Restricted Stock Units that result from vesting percentages will be accumulated and vested on the date that an accumulated full Restricted Stock Unit is vested.

__________________________________________

1The full plan document is at https://www.sec.gov/Archives/edgar/data/855658/000143774923013033/ex_515261.htm

The Eligible RSUs will vest as follows (each, a “Vesting Date”) provided Participant has continuously remained a Service Provider from the Grant Date through the applicable Vesting Date:

●	50% of the Eligible RSUs will vest on the three (3) year anniversary of the Grant Date;

●	75% of the Eligible RSUs (less any Eligible RSUs that have already vested) will vest on the four (4) year anniversary of the Grant Date;

●	100% of the Eligible RSUs (less any Eligible RSUs that have already vested) will vest on the five (5) year anniversary of the Grant Date; and

●	100% of any additional Eligible RSUs (less any Eligible RSUs that have already vested) will vest on the six (6) year anniversary of the Grant Date.

Vesting in each case is subject to Participant continuing to be a Service Provider through the applicable vesting date, as further described in Section 10(j) of the Terms and Conditions of Restricted Stock Unit Grant.

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.

By Participant’s signature and the signature of the Company’s representative below, or by Participant’s acceptance of this Award Agreement via the Company’s designated online acceptance procedure, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant expressly acknowledges the information provided in the Addendum related to the collection, processing and use of Participant’s personal data by the Company and its Subsidiaries and the transfer of personal data to the recipients mentioned in the Addendum. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	LATTICE SEMICONDUCTOR CORPORATION
Signature:	Signature:
Name:	Name:
Title:	Title:

Exhibit A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1)    Grant. The Company hereby grants to the individual named in the Notice of Restricted Stock Unit Grant (the “Notice of Grant”) attached as Part I of this Award Agreement (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 18(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2)    Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to the payment of any such Restricted Stock Units. Prior to the actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable withholding obligations for Tax-Related Items. Subject to the provisions of Section 4, such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period 60 days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Award Agreement.

3)    Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Grant Date until the date such vesting occurs, as further described in Section 10(j). For the avoidance of doubt if Participant ceases to be a Service Provider prior to any scheduled vesting date, Participant will not earn or be entitled to any pro-rated vesting for any portion of time before the respective vesting date during which Participant was a Service Provider, nor will Participant be entitled to any compensation for lost vesting.

4)    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. The payment of Shares in settlement of any Restricted Stock Units vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5)    Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, as of the time of Participant’s termination as a Service Provider for any or no reason, the Restricted Stock Units that have not yet vested will be forfeited by the Participant upon: (a) the 30th day following the Termination of Service Date (as defined below) if Participant’s Termination of Service is due to the Participant’s death (or any earlier date on or following the Termination of Service Date determined by the Administrator) or (b) the Termination of Service Date if Participant’s Termination of Service is for any reason other than the Participant’s death, in all cases, subject to applicable laws.

For purposes of the Restricted Stock Units, the “Termination of Service Date” means the date on which the Participant last actively provides continuous services for the Company (regardless of the reason such continuous service terminates and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is providing services or the terms of the Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Administrator, the Participant’s right to vest in these Restricted Stock Units will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is providing services to Participant’s Employer (defined below) or by Participant’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Restricted Stock Units (including whether the Participant may still be considered to be providing services while on a leave of absence).

6)    Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7)    Responsibility for Taxes. Notwithstanding any contrary provision of this Award Agreement, no Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of Tax-Related Items. Participant acknowledges that, regardless of any action taken by the Company or, if different, the Parent or Subsidiary employing or retaining Participant (the “Employer”), the ultimate liability for all Tax-Related Items is and remains Participant’s sole responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such Tax-Related Items, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares, (c) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) and without further consent from Participant, (d) electing to have the Company or the Employer withhold from Participant’s wages or other cash compensation payable to Participant, or (e) any other method of withholding determined by the Company and permitted by Applicable Laws and the Plan. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any withholding obligations or rights with regard to Tax-Related Items by means of method (b) above and, until determined otherwise by the Company, this will be the method by which such withholding obligations or rights with regard to Tax-Related Items are satisfied; provided, however, that if Participant is a Section 16 officer of the Company under the Exchange Act, the Company will, in all cases, satisfy any Tax-Related Items by means of method (b) above, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the obligation for Tax-Related Items may be satisfied by one or a combination of the other methods above.

The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or, if not refunded, Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

If Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or Tax-Related Items related to Restricted Stock Units otherwise are due, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.

8)    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9)    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE EMPLOYER) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10)    Nature of Grant. By accepting the Award, Participant acknowledges, understands and agrees that:

(a)    the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(b)    all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(c)    the Restricted Stock Unit grant and Participant’s participation in the Plan shall not be interpreted as forming an employment or service contract with the Company, the Employer, or any Parent or Subsidiary;

(d)    Participant is voluntarily participating in the Plan;

(e)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(g)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(h)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service agreement, if any);

(i)    unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of any Subsidiary;

(j)    the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(k)    if Participant provides services outside the United States:

(i)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for any purposes; and

(ii)    neither the Company, the Employer nor any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

11)    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

12)    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, OR 97124, U.S.A., or at such other address as the Company may hereafter designate in writing.

13)    Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14)    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15)    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange, under any U.S. or non-U.S. federal, state or local law, the Code and related regulations, or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body, or the clearance, consent or approval of any governmental regulatory authority, is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of any Shares in settlement of any vested Restricted Stock Units will violate U.S. federal securities laws or other Applicable Laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such U.S. or non-U.S. federal, state, or local law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.

16)    Tax Consequences. Participant has reviewed with its own tax advisors the U.S. and non-U.S. federal, state, and local tax consequences of participating in the Plan and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own liability for Tax-Related Items that may arise as a result of Participant’s participation in the Plan or the transactions contemplated by this Award Agreement.

17)    Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

18)    Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

19)    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units or future Awards that may be granted under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20)    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

21)    Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

22)    Entire Agreement; Modifications to the Award Agreement. The Plan and this Award Agreement (including the exhibits hereto) constitute the entire agreement of the parties on the subjects covered and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.

23)    Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time.

24)    Forfeiture or Clawback. By accepting this Award, Participant agrees that this Award of Restricted Stock Units (including any proceeds, gains or other economic benefit received by Participant from a subsequent sale of Shares acquired through the Award) will be subject to the provision of Section 17(f) of the Plan with respect to forfeiture or clawback.

25)    Governing Law and Venue. This Award Agreement will be governed by the provisions of Section 4(g) of the Plan and as such all determinations made and actions taken under the Plan and this Award Agreement will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Plan and this Award Agreement, Participant’s accepts and consents to the jurisdiction of the State of Delaware, and agree that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where Participant performs services.

26)    Language. Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable Participant to understand the terms of this Award Agreement and the Plan. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

27)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28)    Country Addendum. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Unit Award shall be subject to any additional terms and conditions set forth in the Addendum for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Addendum, the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Award Agreement.

29)    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Participant.

30)    Insider-Trading/Market-Abuse Laws. Participant acknowledges that, depending on Participant’s or Participant’s broker’s country or the country in which the Shares are listed, Participant may be subject to insider-trading restrictions and/or market-abuse laws, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares, or rights linked to the value of Shares during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in Participant’s country). Local insider-trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before possessing inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Participant understands that third parties include fellow employees.

Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider-trading policy. Participant is responsible for complying with any applicable restrictions and should speak to Participant’s personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in Participant’s country.

31)    Foreign Asset/Account Reporting Requirements. Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold the Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the Shares acquired under the Plan) in a brokerage or bank account outside his or her country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country through a designated bank or broker within a certain time after receipt. Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and Participant should speak to his or her personal advisor on this matter.

EXHIBIT B

LATTICE SEMICONDUCTOR CORPORATION

2023 EQUITY INCENTIVE PLAN

PERFORMANCE MATRIX

General:

The number of Eligible RSUs (if any) will be determined based upon the achievement of the Average Company Stock Price Hurdle(s) during the Performance Period, subject to Participant’s continuous service as a Service Provider through the applicable vesting date, in accordance with the terms and conditions of this Award Agreement. For the avoidance of doubt, (i) each Average Company Stock Price Hurdle may only be achieved once during the Performance Period, (ii) more than one Average Company Stock Price Hurdle may be achieved on a particular date, and (iii) an Average Company Stock Price Hurdle may be achieved at any time during the Performance Period. Except as provided below in the event of a Change in Control, no partial achievement will occur and no Restricted Stock Units will become Eligible RSUs for achievement between two Average Company Stock Price Hurdles.

Definitions:

“Achievement Date” means the first Trading Day occurring during the Performance Period in which an Average Company Stock Price Hurdle is achieved.

“Average Company Stock Price” means the simple average of the closing price (or, the closing bid, if no sales were reported) of a Share as quoted on NASDAQ (or such other established stock exchange or national market system on which the Common Stock is listed) for the trailing sixty (60) Trading Days up to and including the day of measurement during the Performance Period.

“Average Company Stock Price Hurdle” means each Average Company Stock Price set forth in the table below. The Average Company Stock Price Hurdle is achieved when the applicable Average Company Stock Price listed in the table below is achieved in accordance with the terms of this Award Agreement.

“Closing” means the closing of the first Change in Control that occurs following the Grant Date.

“Initial Company Stock Price” means the simple average of the closing price (or, the closing bid, if no sales were reported) of a Share as quoted on NASDAQ (or such other established stock exchange or national market system on which the Common Stock is listed) for the trailing sixty (60) Trading Days up to and including the Trading Day prior to the Grant Date. The Initial Company Stock Price will be adjusted to reflect any transaction described in Section 15(a) of the Plan. The Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Award Agreement, will make the determination of any such adjustments required in connection with such event.

“Per Share Deal Price” means the total amount of cash consideration and value of any non-cash consideration received or potentially receivable for a Share by holders of Common Stock in connection with a Change in Control. The value of any non-cash consideration will be determined in good faith by the Administrator, except that if such non-cash consideration is in the form of publicly traded securities, then the value of such publicly traded securities will be based on the closing trading price of such publicly traded securities on the date of Closing.

“Performance Period” means the period (i) commencing on the first Trading Day on or after the Grant Date, and (ii) ending on the first to occur of (A) the date Participant ceases to be a Service Provider for any reason, (B) a Closing, or (C) the six (6) year anniversary following the Grant Date.

Performance Goals:

As detailed in the table below, the Award of Restricted Stock Units is divided into six (6) tranches, each a “Tranche,” with each Tranche representing a percentage of the Target Number of Restricted Stock Units subject to the Award specified next to the applicable Tranche number in the table below. Each Tranche has an Average Company Stock Price associated with such Tranche that must be achieved during the Performance Period for the applicable Average Company Stock Price Hurdle to be achieved and any Restricted Stock Units to become Eligible RSUs. If the Average Company Stock Price Hurdle associated with a Tranche is not achieved during the Performance Period, the Restricted Stock Units subject to such Tranche will not become Eligible RSUs and the Restricted Stock Units subject to such Tranche will terminate for no consideration. On each Achievement Date, a number of RSUs will become Eligible RSUs equal to the “Applicable Percentage of Target Number of RSUs That Become Eligible RSUs” corresponding to the applicable Average Company Stock Price Hurdle for the applicable Tranche in the table below, subject to Participant remaining a Service Provider through the Achievement Date, and will be subject to vesting as set forth in the Notice of Grant.

Tranche	Average Company Stock Price	Applicable Percentage of Target Number of RSUs That Become Eligible RSUs*
1	125% of Initial Company Stock Price	25%
2	150% of Initial Company Stock Price	50%
3	175% of Initial Company Stock Price	75%
4	200% of Initial Company Stock Price	100%
5	250% of Initial Company Stock Price	200%
6	300% of Initial Company Stock Price	250%

* The applicable percentage that becomes Eligible RSUs will be reduced by the percentage that previously was achieved and became Eligible RSUs.

For example, assume an Initial Company Stock Price of $50.00 and the Average Company Stock Price on January 15, 2025, is $62.50. Further, assume that the Performance Period has not terminated and no Average Company Stock Price Hurdles have been achieved as of such date. January 15, 2025, will be an Achievement Date for 25% of the Target Number of Restricted Stock Units subject to the Award and such Restricted Stock Units will become Eligible RSUs on such date. Such Eligible RSUs will be scheduled to vest in accordance with the vesting schedule set forth in the Notice of Grant, subject to Participant remaining a Service Provider on the applicable Vesting Date.

Employment Condition and Forfeiture:

In order for any Restricted Stock Units subject to the Award to become Eligible RSUs, Participant must have continuously served as a Service Provider through the applicable Achievement Date. If Participant ceases to be a Service Provider for any reason, any unvested Restricted Stock Units subject to the Award will immediately terminate and be forfeited for no consideration. Further, any Restricted Stock Units that are not Eligible RSUs as of the end of the Performance Period will immediately terminate and be forfeited for no consideration.

Change in Control:

If a Change in Control occurs during the Performance Period, then immediately prior to the Closing, rather than applying the definition of “Average Company Stock Price” set forth above, “Average Company Stock Price” will instead mean the Per Share Deal Price. After determining the “Average Company Stock Price” pursuant to the preceding sentence, the same rules under the table set forth above apply in determining whether any additional “Average Company Stock Price Hurdles” are achieved and whether any additional Restricted Stock Units will become Eligible RSUs as of immediately prior to the Closing except that if the Average Company Stock Price is at a level that is between the Average Company Stock Price Hurdles for two consecutive Tranches and the Company has not satisfied the Average Company Stock Price Hurdle for the higher-numbered of such two Tranches (the “Partially Achieved Tranche”), then the Average Company Stock Price Hurdle will be considered to be partially achieved for such Partially Achieved Tranche and a number of Restricted Stock Units subject to the Partially Achieved Tranche will be considered Eligible RSUs, which number will be determined by applying linear interpolation between such two Tranches (with any resulting fractional RSU rounded down), effective as of immediately prior to the Closing, subject to Participant remaining a Service Provider as of immediately prior to the Closing. At the Closing, any Restricted Stock Units that are not Eligible RSUs, after first applying the provisions of this paragraph, will terminate for no consideration. Following the Closing, any Eligible RSUs will remain subject to the vesting schedule set forth herein.

EXHIBIT C

LATTICE SEMICONDUCTOR CORPORATION
2023 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT (PERFORMANCE-BASED)

COUNTRY ADDENDUM

Unless otherwise defined herein, capitalized terms used in this Country Addendum to Restricted Stock Unit Award Agreement (this “Country Addendum”) will have the same defined meanings as set forth in the Restricted Stock Unit Award Agreement (the “Award Agreement”).

Terms and Conditions

This Country Addendum includes additional terms and conditions that govern the Award of Restricted Stock Units granted pursuant to the terms and conditions of the Lattice Semiconductor Corporation 2023 Equity Incentive Plan (the “Plan”) and the Award Agreement to the extent the individual to whom the Restricted Stock Units were granted (“Participant”) resides and/or works in one of the countries listed below. If Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Participant is currently residing and/or working, or if Participant relocates to another country after the Award of Restricted Stock Units is granted, the Company, in its discretion, will determine to what extent the terms and conditions contained herein will apply to Participant.

Notifications

This Country Addendum also may include information regarding exchange controls and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other Applicable Laws in effect in the respective countries as of April 2023. Applicable Laws often are complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Country Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in or receives or sells the Shares covered by the Restricted Stock Units.

In addition, the information contained in this Country Addendum is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Participant should seek appropriate professional advice as to how the Applicable Laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant currently is residing and/or working, transfers residence and/or employment to another country after the grant of the Restricted Stock Units, or is considered a resident of another country for local law purposes, the information in this Country Addendum may not apply to Participant in the same manner.

AUSTRIA

Notifications

Exchange Control Information. If Participant holds securities (including Shares acquired under the Plan) or cash (including proceeds from the sale of Shares) outside of Austria, Participant will be required to report certain information to the Austrian National Bank on a quarterly basis if the value of the Shares as of the last day of any given quarter exceeds a certain threshold.

In addition, when the Shares are sold or a dividend is received, Participant may be required to comply with certain exchange control obligations if the cash proceeds from the sale are held outside of Austria. If the transaction volume of all accounts abroad meets or exceeds €10,000,000, the movement and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. Belgian residents are required to report any security (e.g., Shares acquired under the Plan) or bank account established outside of Belgium on their personal annual tax return. In a separate report, Belgian residents also are required to provide a central contact point of the National Bank of Belgium with the account number of those foreign bank accounts, the name of the bank with which the accounts were opened and the country in which they were opened in a separate report. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des credits caption. Participant should consult with Participant's personal advisor(s) regarding any personal foreign asset/foreign account tax obligations Participant may have in connection with Participant's participation in the Plan.

CANADA

Terms and Conditions

Termination of Status as a Service Provider. This provision replaces the last paragraph of Section 5 of the Award Agreement:

For purposes of the Restricted Stock Units, Participant's status as a Service Provider will terminate, and Participant's right (if any) to earn, seek damages in lieu of, or otherwise be paid any portion of the Restricted Stock Units pursuant to the Award Agreement, will be measured by the date that is the earlier of (1) the Termination of Service Date, whether by Participant or by the Employer; and (2) the date on which Participant receives written notice of such termination from the Employer; in either case, regardless of any period during which notice, pay in lieu of such notice or related payments or damages are provided or required to be provided under local law. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which Participant's right to vest terminates, nor will Participant be entitled to any compensation for lost vesting. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, Participant's right to vest in the Restricted Stock Units, if any, will terminate effective upon the expiry of Participant's minimum statutory notice period, but Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of Participant's statutory notice period, nor will Participant be entitled to any compensation for lost vesting.

The following provisions apply only if Participant resides in Quebec:

French Language Documents. A French translation of the Award Agreement, this Addendum, the Plan and certain other documents related to the Restricted Stock Units will be made available to Participant as soon as reasonably practicable. Notwithstanding anything to the contrary in the Award Agreement, and unless Participant indicates otherwise, the French translation of this document and certain other documents related to the Restricted Stock Units will govern Participant's Restricted Stock Units and Participant's participation in the Plan.

Documents en Langue Française. Une traduction française du présent Contrat et de certains autres documents relatifs aux Unités d'Actions Restreintes sera mise à la disposition du Participant dès que cela sera raisonnablement possible. Nonobstant toute disposition contraire dans le Contrat, et à moins que n'indique le contraire du Participant, la traduction française du présent Contrat et de certains autres documents relatifs aux Unités d'Actions Restreintes régira les Unités d'Actions Restreintes des Participants et la participation du Participant au Plan.

Notifications

Securities Law Information. Participant understands that Participant is permitted to sell Shares acquired pursuant to the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares acquired pursuant to the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

CHINA

The following provisions apply only if the Participant is subject to exchange control restrictions imposed by the PRC State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:

Terms and Conditions

Vesting and Delivery of Shares. In addition to any other vesting and settlement conditions set forth in the Award Agreement, the Restricted Stock Units will not vest and no Shares (or cash equivalent) will be delivered to Participant unless and until the Company determines, in its sole discretion, that all necessary approvals from the SAFE or its relevant branch have been received and remain effective (“SAFE Approval”). In the event that SAFE Approval has not been obtained prior to any scheduled vesting date set forth in the Award Agreement, the Restricted Stock Units will not vest until the first day of the month following the month in which SAFE Approval is obtained (the “Actual Vesting Date”). If Participant ceases to be a Service Provider prior to the Actual Vesting Date, Participant shall not be entitled to vest in any portion of the Restricted Stock Units and the Restricted Stock Units shall be forfeited without any liability to the Company, the employer or any affiliate of the Company.

Forfeiture Upon Termination of Service. Notwithstanding anything to the contrary in the Award Agreement, any Shares held by Participant at the time of Termination of Service must be sold by Participant within six (6) months from the date of Termination of Service (for any reason) and thereafter Participant shall have no entitlement to the underlying Shares. If not sold by Participant within such timeframe, the Company will force the sale of the Shares of as described in the Restriction on Sale of Shares section below.

Restriction on Sale of Shares. Due to local regulatory requirements, the Company reserves the right to force the sale of any Shares issued upon settlement of the Restricted Stock Units. The sale may occur (i) immediately upon issuance, (ii) following Participant’s Termination of Service, (iii) following Participant’s transfer of employment to the Company, or a Related Company outside China, or (iv) within any other timeframe as the Company determines to be necessary or advisable to comply with local regulatory requirements. Participant is required to maintain any Shares acquired under the Plan in an account at a broker designated by the Company (the “Designated Account”) and any Shares deposited into the Designated Account cannot be transferred out of the Designated Account unless and until they are sold.

In order to facilitate the foregoing, the Company is authorized to instruct its designated broker to assist with the sale of the Shares (on Participant’s behalf pursuant to this authorization without further consent) and Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company will pay to Participant the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. If the Shares acquired under the Plan are sold, the repatriation requirements described below shall apply.

Repatriation of Sale Proceeds and Dividends. Participant understands and agrees that, due to exchange control laws in China, Participant will be required to immediately repatriate to the SAFE Account described below the proceeds from the sale of Shares that Participant acquires upon vesting of the Restricted Stock Units. Participant also understands and agrees that this repatriation requirement also applies to any dividends that are paid on the Shares, which must be repatriated to China at the time and in the manner established by the Company. Participant further agrees that such proceeds and dividends must be transferred directly from the participant trust or other account established under the Plan to the dedicated foreign exchange account established by the Company or a Related Company in China and approved by SAFE or its local counterpart under applicable exchange control rules (the “SAFE Account”) before such proceeds and dividends can be remitted to Participant. Participant further agrees not to instruct or cause the Company to transfer such cash proceeds and dividends to any person, broker or entity other than the SAFE Account. Participant further agrees to cooperate with and comply with any other requests made by the Company or the Employer in the future in order to facilitate compliance with the exchange control requirements in China. The Participant undertakes to reimburse the Company and any Related Company for any penalties or other charges that they may incur resulting from any failure by Participant to ensure compliance with the requirements set forth in this paragraph. Participant also understands that the Company will deliver such proceeds and dividends to Participant as soon as possible, but that there may be delays in distributing the funds to Participant due to exchange control requirements. Participant understands that the proceeds and dividends may be paid to Participant in U.S. dollars or in local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions.

Finally, Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Notifications

Exchange Control Information. Chinese residents may be required to report to SAFE all details of their foreign financial assets and liabilities (including shares of Common Stock acquired under the Plan), as well as details of any economic transactions conducted with non-Chinese residents.

FINLAND

There are no country-specific provisions.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the RSUs, Participant confirms having read and understood the Plan and Agreement, which were provided in the English language. Participant accepts the terms of those documents accordingly.

Consentement relatif à la réception d’informations en langue anglaise. En acceptant l’Attribution, vous confirmez avoir lu et compris le Plan et la Convention d’Attribution, qui ont été fournis en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.

Notifications

Tax Information. The Restricted Stock Units are not intended to qualify for special tax or social security treatment in France.

Foreign Asset/Account Reporting Information. If Participant holds Shares acquired under the Plan outside France or maintains a foreign bank account, Participant is required to report such shares and/or account to the French tax authorities when filing his or her annual tax return.

GERMANY

Notifications

Exchange Control Information. German residents must electronically report cross-border payments in excess of €12,500 to the German Federal Bank (Bundesbank) on a monthly basis. If Participant acquires Shares with a value in excess of this amount, or if Participant makes or receives a payment in excess of this amount (including any proceeds realized upon the sale of shares of Common Stock or the receipt of any dividends), Participant is responsible for complying with applicable reporting requirements. The form of report (“Allgemeines Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de). Participant should consult his or her personal advisor to ensure compliance with applicable reporting obligations.

INDIA

Notifications

Exchange Control Information. Participant must repatriate any proceeds from the sale of Shares acquired under the Plan or any dividends paid on such Shares to India within such period of time as will be required under applicable regulations. Participant should obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India, the Company, or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in their annual tax return.

ISRAEL

Terms and Conditions

Vesting/Sale of Shares. This provision supplements Section 2 (Company’s Obligation to Pay) of the Terms and Conditions of Restricted Stock Unit Grant:

To facilitate compliance with tax withholding obligations in Israel, the Company reserves the right to (a) require Participant to sell all Shares issued under this Award Agreement either (i) as soon as practicable upon receipt of such Shares, or (ii) upon the Participant’s termination as Service Provider, or (b) to maintain the Shares issued under this Award Agreement in an account with the Company’s designated stock plan service provider (the “Designated Broker”), until the Shares are sold. By accepting this Award Agreement, Participant authorizes the Company to instruct the Designated Broker to assist with the mandatory sale of such Shares (on Participant’s behalf pursuant to this authorization) and Participant expressly authorizes the Designated Broker to complete the sale of such Shares. Participant agrees to sign any forms and/or consents required by the Company or the Designated Broker to effectuate the sale of the Shares. Participant acknowledges that the Designated Broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and any Tax-Related Items, will be delivered to Participant.

Notifications

Securities Law Information. This grant does not constitute a public offering under the Securities Law, 1968.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the grant of Restricted Stock Units, Participant acknowledges that Participant has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement.

Participant further acknowledges that he or she has read and specifically and expressly approves the following sections of the Terms and Conditions of Restricted Stock Unit Grant: Section 5 regarding “Forfeiture upon Termination of Status as a Service Provider;” Section 7 regarding “Tax Withholding;” Section 10 regarding “Nature of Grant;” Section 25 regarding “Governing Law and Venue;” and Section 26 regarding “Language.”

Notifications

Foreign Asset/Account Reporting Notification. Participant is required to report investments held abroad or foreign financial assets (e.g., cash, Restricted Stock Units and Shares) that may generate income taxable in Italy on an annual tax return (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to Italian residents who, even if they do not directly hold investments abroad or foreign financial assets (e.g., cash, Restricted Stock Units and Shares), are beneficial owners of the investment pursuant to Italian money laundering provisions. Participant should consult his or her personal tax advisor for details regarding this requirement.

Foreign Financial Assets Tax Notification. The fair market value of any Shares held outside Italy is subject to an annual foreign assets tax. The fair market value for this purpose is the value of the Shares on the Nasdaq Stock Market on December 31 of the year or, for Shares disposed of during the course of the year, on the last day Participant held the Shares (in such case, or when the Shares are acquired during the course of the year, the tax is levied in proportion to the actual days of holding over the calendar year). Participant should consult with Participant's personal tax advisor about the foreign financial assets tax.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. Japanese residents and foreign nationals with permanent residency in Japan are required to report details of any assets held outside Japan as of December 31 (including shares of Common Stock acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. Participant should consult with his or her personal tax advisor to ensure compliance with applicable reporting obligations.

KOREA

Notifications

Foreign Asset / Account Tax Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). Participant should consult with his or her personal tax advisor to ensure compliance with the applicable requirements.

MALAYSIA

Notifications

Director Notification Obligation. Directors of a Malaysian subsidiary or affiliate are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian subsidiary or affiliate in writing when the director receives or disposes of an interest (e.g., Restricted Stock Units, Shares, etc.) in the Company or any related company. This notification must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

NETHERLANDS

There are no country-specific provisions.

PHILIPPINES

Terms and Conditions

Necessary Approvals. The offering of the Plan and the grant of the Restricted Stock Units may be subject to certain securities approval/confirmation requirements in the Philippines with the Philippine Securities and Exchange Commission. If the Company has not obtained, or does not maintain, the necessary securities approval/confirmation prior to the vesting of the Restricted Stock Units, Participant will not vest in the Restricted Stock Units and no Shares subject to the Restricted Stock Units will be issued. Restricted Stock Units shall vest and Shares shall be issued in settlement of the Restricted Stock Units only if and when all necessary securities approvals/confirmations have been obtained and are maintained.

Securites Law Information. Participant should be aware of the risks of participating in the Plan, which include (without limitation) the risk of fluctuation in the price of the Shares on the Nasdaq Stock Market and the risk of currency fluctuations between the U.S. Dollar and Participant’s local currency. In this regard, Participant should note that the value of any Shares Participant may acquire under the Plan may decrease, and fluctuations in foreign exchange rates between Participant’s local currency and the U.S. Dollar may affect the value of the Restricted Stock Units or any amounts due to Participant upon vesting and settlement of the Restricted Stock Units or upon sale of any Shares acquired by Participant at settlement. The Company is not making any representations, projections or assurances about the value of the Shares now or in the future.

For further information on risk factors impacting the Company’s business that may affect the value of the Shares, Participant should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov/, as well as on the Company’s website at http://ir.latticesemi.com/. In addition, Participant may receive, free of charge, a copy of the Company’s Annual Report, Quarterly Reports or any other reports, proxy statements or communications distributed to the Company’s stockholders by contacting the Company at the address below:

Lattice Semiconductor Corporation
5555 NE Moore Court
Hillsboro, Oregon 97124 U.S.A.
+1 (503) 268-8000

SINGAPORE

Terms and Conditions

Restriction on Sale of Shares. The Restricted Stock Units are subject to section 257 of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and Participant will not be able to make any subsequent offer to sell or sale of the Shares in Singapore, unless such offer or sale is made (1) after six (6) months from the date the Restricted Stock Units are granted or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Notifications

Securities Law Notice. The offer of the Plan, the grant of the Restricted Stock Units, and the issuance of the underlying Shares at vesting are being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification. Participant understands and acknowledges that if Participant is the Chief Executive Officer (“CEO”), director, associate director or shadow director of a Related Company in Singapore, Participant is subject to certain notification requirements under the Singapore Companies Act, regardless of whether Participant is a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Related Company in writing when Participant receives an interest in the Company (e.g., the Restricted Stock Units or Shares). In addition, Participant must notify the Singapore Related Company when Participant sells Shares (including when Participant sells Shares acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company. In addition, a notification must be made of Participant’s interests in the Company within two days of becoming a CEO, director, associate director or shadow director.

SWEDEN

Terms and Conditions

Authorization to Withhold. The following provision supplements Section 7 of the Award Agreement:

Without limiting the Company’s or the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 7 of the Award Agreement, by participating in the Plan, Participant authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to Participant upon purchase to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

TAIWAN

Terms and Conditions

Data Privacy. Participant hereby acknowledges that he or she has read and understood the terms regarding collection, processing and transfer of Data contained in Section 13 of the Terms and Conditions of Restricted Stock Unit Award and agrees that, by accepting the Restricted Stock Units, Participant is agreeing to such terms. In this regard, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in his or her country, either now or in the future. Participant understands that he or she may not be able to participate in the Plan if Participant fails to execute any such consent or agreement.

Notifications

Securities Law Information. The Restricted Stock Units and the Shares to be issued pursuant to the Plan are available only for employees and certain service providers. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.

Exchange Control Information. Participant may acquire and remit foreign currency (including proceeds from the sale of Shares or the receipt of dividends) up to US$5,000,000 per year without justification. However, if the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form and provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

Terms and Conditions

Restricted Stock Unit Payable Only in Shares. Notwithstanding anything to the contrary in the Plan, the Restricted Stock Units shall be paid in Shares only and do not provide Participant with any right to receive a cash payment. This provision is without prejudice to the application of Section 7 of the Terms and Conditions of Restricted Stock Unit Award.

Responsibility for Taxes. The following provisions supplement Section 7 of the Terms and Conditions of Restricted Stock Unit Grant:

Without limitation to Section 7 of the Terms and Conditions of Restricted Stock Unit Grant, Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or, if different, the Employer or by HM’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company or the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification is viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by Participant within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer, as applicable, any employee NICs due on this additional benefit, which the Company or the Employer may recover from Participant by any of the means referred to in Section 8(a) of the Terms and Conditions of Restricted